Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

ALLETE, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, without par value	Rule 415(a)(6)	3,093,124 (1)		$245,222,870.72			S-3	333-231030	April 25, 2019	$21,216.26
	Total Offering Amounts					$245,222,870.72		(2)
	Total Fees Previously Paid							(2)
	Total Fee Offsets							—
	Net Fee Due							$0.00(2)
(1)
(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions.

(2)
(2) Pursuant to Rule 415(a)(6) under the Securities Act of 1933, 3,093,124 shares of ALLETE, Inc.’s common stock registered hereunder are unsold securities previously registered on Registration Statement No. 333-231030 filed on April 25, 2019 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the $21,216.26 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.